A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form SB-2 of Lexington Energy Services Inc. (the "Company"), of our report of February 16, 2007, on the consolidated financial statements as of November 30, 2006 and 2005 and for the year ended November 30, 2006, the period from March 30, 2005 (Date of Inception) to November 30, 2005 and for the period from March 30, 2005 (Date of Inception) to November 30, 2006.  We also consent to the reference to our firm under the heading “Experts” in the Form SB-2.  Our report dated February 16, 2007, contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Vancouver, Canada	“AMISANO HANSON”
August 27, 2007	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net